Registration No. 333-185380

Registration No. 333-176198

Registration No. 333-170438

Registration No. 333-170439

Registration No. 333-153732

Registration No. 333-153733

Registration No. 333-120086

Registration No. 333-106009

Registration No. 333-61970

Registration No. 333-92639

Registration No. 333-20581

As filed with the Securities and Exchange Commission on June 24, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

UNDER THE SECURITIES ACT OF 1933

Telular Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-3885440
(State of Incorporation)	(IRS Employer Identification No.)

311 South Wacker Drive

Suite 4300

Chicago, Illinois

60606-6622

(Address of Principal Executive Offices and Zip Code)

Telular Corporation 2008 Employee Stock Incentive Plan,

as Amended and Restated

and

Telular Corporation Non-Employee Director Stock Incentive Plan,

As Amended and Restated

and

Telular Corporation Stock Incentive Plan,

Amended and Restated

(Full title of the plan)

Copies to:
Jonathan M. Charak	Keir D. Gumbs, Esq.
Chief Financial Officer	Covington & Burling LLP
311 South Wacker Drive, Suite 4300	1201 Pennsylvania Avenue, NW
Chicago, Illinois 60606-6622	Washington, DC 20004
(312) 379-8397	(202) 662-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

●

Registration Statement 333-185380 on Form S-8 registering (i) 400,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Telular Corporation (the “Company”) reserved for issuance under the Telular Corporation Third Amended and Restated 2008 Employee Stock Incentive Plan and (ii) 40,000 shares of Common Stock reserved for issuance under the Telular Corporation Fourth Amended and Restated Non-Employee Director Stock Incentive Plan.

●

Registration Statement 333-176198 on Form S-8 registering (i) 325,000 shares of Common Stock under the Telular Corporation Second Amended and Restated 2008 Employee Stock Incentive Plan and (ii) 25,000 shares of Common Stock reserved for issuance under the Telular Corporation Third Amended and Restated Non-Employee Director Stock Incentive Plan.

●

Registration Statement 333-170438 on Form S-8 registering 650,000 shares of Common Stock reserved for issuance under the Telular Corporation First Amended and Restated 2008 Employee Stock Incentive Plan.

●

Registration Statement 333-170439 on Form S-8 registering 80,000 shares of Common Stock reserved for issuance under the Telular Corporation Second Amended and Restated Non-Employee Director Stock Incentive Plan.

●	Registration Statement 333-153732 on Form S-8 registering 500,000 shares of Common Stock reserved for issuance under the Telular Corporation 2008 Employee Stock Incentive Plan.

●

Registration Statement 333-153733 on Form S-8 registering 200,000 shares of Common Stock reserved for issuance under the Telular Corporation First Amended and Restated Non-Employee Director Stock Incentive Plan.

●	Registration Statement 333-120086 on Form S-8 registering 600,000 shares of Common Stock reserved for issuance under the Telular Corporation Sixth Amended and Restated Stock Incentive Plan.

●

Registration Statement 333-106009 on Form S-8 registering (i) 500,000 shares of Common Stock under the Telular Corporation Fifth Amended and Restated Stock Incentive Plan, (ii) 293,300 shares of Common Stock reserved for issuance under the Telular Corporation Non-Employee Directors' Stock Incentive Plan and (iii) the resale of 6,700 shares of Common Stock previously issued under the Telular Corporation Non-Employee Directors' Plan.

●

Registration Statement 333-61970 on Form S-8 registering (i) 600,000 shares of Common Stock under the Telular Corporation Fourth Amended and Restated Stock Incentive Plan, (ii) 60,000 shares of Common Stock pursuant to non-qualified stock options granted to certain directors of the Company, and (iii) 50,000 shares of Common Stock pursuant to non-qualified stock options to be granted to certain directors of the Company.

●	Registration Statement 333-92639 on Form S-8 registering 1,000,000 shares of Common Stock reserved for issuance under the Telular Corporation Stock Incentive Plan.

●

Registration Statement 333- 20581 on Form S-8 registering (i) 2,500,000 shares of Common Stock reserved for issuance under the Telular Corporation Stock Incentive Plan, and (ii) additional shares of Common Stock that became available under the Telular Corporation Stock Incentive Plan in connection with stock dividends, stock splits or similar transactions.

On April 29, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ACP Tower Holdings, LLC, a Delaware limited liability company (“Parent”), and ACP Tower Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), each of which is an entity controlled by Avista Capital Partners, pursuant to which Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of Parent on June 24, 2013 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 24, 2013.

Telular Corporation

Dated: June 24, 2013	By:	/s/ Jonathan M. Charak
		Name:	Jonathan M. Charak
		Title:	Chief Financial Officer